Exhibit 99.1

April 3, 2003 Press Release

AMERICAN MORTGAGE NETWORK FUNDS $863 MILLION
OF MORTGAGE LOANS IN MARCH
—Warehouse Capacity Increased by $250 Million—

San Diego, CA, April 3 — American Mortgage Network (AmNet), a wholly owned subsidiary of American Residential Investment Trust, Inc. (Amex®: INV), reported that it had funded $863 million of home mortgages in March 2003, compared to $618 million in February 2003. For the quarter ended March 31, 2003, AmNet funded a record $2.1 billion in home mortgages compared to $1.9 billion in the fourth quarter of 2002.

Average loan fundings per workday increased 26%, from $32.6 million in February to $41.1 million in March. New loan applications were $1.8 billion in March, compared to $1.3 billion in February. Average daily new loan applications were $86.0 million in March, a 24% increase from February 2003.

“We continue to experience strong demand for refinancing throughout all our regions” said Chief Executive Officer John M. Robbins, Jr.  “A solid housing market, coupled with low interest rates, is generating a significant level of loan origination activity.  It is now predicted by Freddie Mac that the overall residential mortgage market will be $2.2 trillion in 2003, or the second largest market in history. Our core strengths in mortgage banking are enhancing our ability to increase our market share and develop ongoing relationships with the mortgage broker community.”

AmNet began operations in November 2001 to serve the wholesale lending channel. As the result of a recent $250 million increase in the Countrywide Warehouse Lending credit facility, AmNet now has $960 million in warehouse capacity and is approved to do business in 45 states either by license or exemption.

About American Mortgage Network

Headquartered in San Diego, California, AmNet is a wholly owned subsidiary of American Residential Investment Trust, Inc. AmNet originates mortgages for the national mortgage broker community through its network of regional centers and over the Internet. AmNet has regional centers in Orange County, California; Ontario, California; Sacramento, California; San Diego, California; New Haven, Connecticut; Denver, Colorado; Atlanta, Georgia; Minneapolis, Minnesota; Cherry Hill, New Jersey;

Portland, Oregon; Providence, Rhode Island and Richmond, Virginia as well as offices in Tampa, Florida and Seattle, Washington. For more information, please visit www.amnetmortgage.com.

About American Residential Investment Trust

American Residential Investment Trust, Inc. was formally a real estate investment trust (REIT) that invested in subprime residential mortgage assets.  Pursuant to a certain proposals approved by the shareholders at the 2002 annual meeting, the Company decided to terminate its REIT status and deploy capital to its mortgage banking business.  Effective for the 2003 calendar year, the Company has made tax elections to terminate its status as a REIT.  For more information, please visit www.amerreit.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of federal securities laws.  Forward-looking statements include statements regarding the size of the residential mortgage market in 2003.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: interest rate volatility and the level of interest rates generally; general economic conditions; the availability of suitable mortgage assets; the availability of financing for the origination of mortgage loans; and other risk factors outlined in American Residential Investment Trust’s SEC reports.

INVESTOR AND ANALYST	MEDIA RELATIONS

RELATIONS CONTACTS

CONTACT

Judith Berry

Corinne Forti

Executive Vice President and Chief Financial Officer	President
American Residential Investment Trust, Inc.	Forti Communications Inc.
(858) 909-1230	(805) 498-0113
jberry@amnetmortgage.com	forticomm@aol.com

Clay Strittmatter
Senior Vice President, Finance
American Residential Investment Trust, Inc.
(858) 909-1340
cstrittmatter@amnetmortgage.com